EXHIBIT 99.1
COMPREHENSIVE CARE CORPORATION ANNOUNCES
FIRST QUARTER FISCAL 2006 RESULTS OF OPERATIONS
TAMPA, FL — (BUSINESSWIRE) — October 14, 2005 — Comprehensive Care Corporation (OTCBB:CHCR) (CompCare), a company specializing in managed behavioral healthcare and employee assistance services through its operating subsidiaries, today reported results for its first quarter ended August 31, 2005. CompCare incurred a loss from continuing operations of $281,000 for its quarter ended August 31, 2005, compared with operating income from continuing operations of $150,000 reported for the same quarter of the prior fiscal year. The net loss for the quarter ended August 31, 2005 was $297,000, or $0.05 loss per diluted share, which was primarily due to higher than expected utilization of covered services in certain markets. This compares to net income of $91,000, or $0.02 income, per diluted share for the same period of the prior fiscal year.
Operating revenues increased 4.3% to approximately $6.3 million for the quarter ended August 31, 2005 from approximately $6.0 million for the quarter ended August 31, 2004. This increase is primarily attributable to the addition of a new client in Pennsylvania and increased business from existing customers in Indiana and Connecticut.
Mary Jane Johnson, President and Chief Executive Officer of CompCare, stated, “The increase in revenues for the quarter reflects our heightened sales and marketing efforts. The equity investment of $3.4 million in net proceeds by Woodcliff Health Partners, LLC in June 2005 allows us to further these efforts while increasing the business opportunities available to the Company. We are focusing on sales, rate increases in specific markets, and clinical strategies to improve net profits.”
About Comprehensive Care Corporation
Established in 1969, CompCare provides behavioral health, substance abuse, and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service centers in Connecticut, Florida, Michigan, and Texas; serves approximately 950,000 covered individuals nationwide; and has a network of approximately 8,000 qualified behavioral health practitioners. With 36 years of experience in the industry, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services, and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, our ability to obtain additional financing, the effect of governmental regulation, our ability to manage healthcare operating expenses, the profitability of our capitated contracts, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC reports.
FOR MORE INFORMATION, PLEASE CONTACT
Robert J. Landis, Chairman, Chief Financial Officer and Treasurer
(813) 288-4808
204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
813-288-4808 * Fax 813-288-4844
www.compcare.com